Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in this Registration Statement on Form S-4 of Powerwave Technologies, Inc. of our report dated April 10, 2003, relating to the consolidated financial statements of Allgon AB which appears in such registration statement. We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/    PRICEWATERHOUSECOOPERS AB

Stockholm, Sweden

January 23, 2004